Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the "Agreement") is being entered into between Brooks Automation, Inc. (the "Company") and Thomas R. Leitzke (the "Executive"). For purposes of this Agreement, Company includes parent, subsidiary and affiliated entities, and the stockholders, trustees, directors, officers, agents and Executives of the Company or such entities. Executive includes heirs, spouse, legal representative and assigns of the Executive.

This Agreement sets forth the complete understanding between the Executive and the Company. This Agreement replaces any prior agreements except for any documents referred to in section 4 of this document. There are no oral understandings which relate to this Agreement.

Executive is currently the Company’s Senior Vice President of Global Operations. The Company and Executive have agreed to end this employment relationship on September 30, 2013 (the “Termination Date”). Executive has agreed to remain employed up to and through the Termination Date and to support the transition of duties to any successor.

The Executive acknowledges that the severance benefits described in this Agreement constitute good and sufficient consideration for this Agreement and include benefits or other valuable consideration in addition to what the Executive was entitled to without this Agreement. Unless otherwise provided for expressly in this Agreement, all other benefits will cease as of the Termination Date.

1.If Executive remains employed through the Termination Date and complies with all other terms and conditions stated in this Agreement, Executive will receive the following payments and benefits (collectively, the “Severance Consideration”):

(a)
Executive will be paid an amount of severance equal to one year (26 pay periods) of base pay. The severance will be subject to all applicable deductions and will be made in installments pursuant to normal payroll practices commencing on the next payroll cycle on or following 60 days after the Termination Date, or such earlier date as may be determined in the Company’s sole discretion. Failure to execute this Agreement, or revoking the Agreement during the seven-day period after executing this Agreement, will result in forfeiture of severance pay. Notwithstanding the foregoing, no such payments shall be made between March 15, 2014 and March 31, 2014 (the “Restricted Period”), and any payments originally scheduled during the Restricted Period shall be paid to Executive with the next regularly scheduled payment on or after April 1, 2014.

(b)	The following unvested equity awards will continue to vest as follows:

•	3,333 time based restricted stock units (“RSUs”) granted on December 21, 2012 pursuant to the FY2013 Executive Incentive Plan and scheduled to vest November 6, 2013

•	5,833 time based RSUs granted on November 8, 2011 pursuant to the FY2012-2014 Long-Term Incentive Plan and scheduled to vest November 8, 2013

•	4,167 time-based restricted stock awards granted on February 3, 2011 pursuant to the FY2011-2013 Long-Term Incentive Plan and scheduled to vest February 3,2014

Notwithstanding the foregoing, in lieu of the vesting of awards as described above, the Company may make a cash payment to the Executive on such vesting dates in an amount equal to the number of units or stock awards that were schedule to vest on such date multiplied by the closing price of the Company’s common stock as listed on the NASDAQ stock market on such date. Any such payments will be subject to all applicable withholding taxes.

(c)
The Executive will be eligible for the 2013 Performance Based Variable Compensation Plan (“PBVC”) award based upon the achievement of the corporate financial targets and the Executive’s individual objectives, normally paid in the November time frame and less any required deductions. For the sake of clarity, Executive acknowledges that any award under the terms of the 2013 PBVC is determined by and at the discretion of the Company’s Board of Directors.

(d)
If the Executive timely elects to purchase group health and dental insurance continuation coverage under the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) law and timely remits the employee portion of premiums for such coverage, then the Company will maintain such coverage in effect for a period of 18 months (the “COBRA Period”). For the first 12 months of the COBRA Period, the Company will deduct from the severance payments the Executive’s employee portion of premiums, after which Executive shall be responsible for providing the employee portion of premiums directly to the COBRA administrator. Failure by the Executive to make timely payment of the Executive’s portion of the premiums will result in termination of coverage. The Executive agrees to notify the Company promptly when he or she is covered by another plan, in which case the Company’s obligation to pay the employer portion of COBRA premiums shall cease. If the Executive is a “highly compensated individual” (as defined in Section 105(h) of the Internal Revenue Code of 1986, as amended), the Company-paid portion of the group health and dental coverage, as determined by reference to the total COBRA premium, will be reported to the IRS as taxable income.

(e)
The Executive shall also be entitled to any benefits provided by the Company’s 401(k) plan, other retirement plans, and stock option, restricted stock and other equity incentive plans in which the Executive is a participant to the extent such benefits are earned and vested as of the Termination Date as determined under the terms of such plans, except as provided under Section 1(b) above.

2.The Executive acknowledges that all outstanding wages and any other amounts owed have been paid.

3.The Company will respond to reference requests consistent with its policy of disclosing only factual information such as date hired and date terminated. The Executive will direct requests for references to Human Resources.
4.The Executive acknowledges that the Executive signed a confidentiality agreement attached hereto as Exhibit 1, which is incorporated herein by reference, and remains in full force and effect.

(a)
Additionally for a period of one year after the Termination Date, (the “Non-Competition Period”), Executive agrees that Executive, directly or indirectly, shall not, whether as owner, partner, shareholder, director, consultant, agent, employee, guarantor, surety or otherwise, or through any person, consult with or in any way aid or assist any competitor or the Company (or its subsidiaries or affiliates that the Executive, after notice to and discussion with the company, actually knows is a competitor), or engage or attempt to engage in any employment consulting or other activity, which activity competes, directly or indirectly, with the business of the Company or any affiliate anywhere in the world. For this section, Executive agrees that the filing of any patent or provisional patent application in any jurisdiction by the Executive for inventions related to the business of the Company is a competing activity. For purposes of this Agreement, the term “employment” shall include the employment of Executive as an employee, consultant, agent, independent contractor or otherwise. Executive acknowledges that Executive’s participation in the conduct of any such business alone or with any person other than the Company will materially impair the business and prospects of the Company.

(b)
In addition to and without limiting the foregoing, during the term of the Non-Competition Period, Executive shall not attempt to or assist any other person in attempting to do any of the following: (i) hire any director, officer, employee, or agent of the Company or any subsidiary or affiliate, or encourage any such person to terminate such relationship with the Company or any subsidiary or affiliate, as the case may be; (ii) encourage any customer, client, supplier or other business relationship of the Company or any subsidiary or affiliate to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of the Company or any subsidiary or affiliate; as the case may be; (iii) encourage any prospective customer or supplier not to enter into a business relationship with the Company or any subsidiary or affiliate and any customer, supplier or other business relationship of the Company or any subsidiary or affiliate or; (iv) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company or any subsidiary or affiliate and any customer, supplier or other business relationship of the Company or any subsidiary or affiliate or; (v) sell or offer to sell or assist in or in connection with the sale to any customer or prospective customer of the Company or any subsidiary or affiliate any products of the type sold or rendered by the Company or any subsidiary or affiliate.

(c)
The term “competitor” includes but is not limited to, the following named companies AMAT, Celestica, Daihen, Genesis, Genmark, Hamilton, HighRes Biosolutions, Inficon, Innovative Robotics, Instrutech, JEL, Kawasaki, Kostec, Liconic, Matrical, M.K.S., Persimmon Technologies, Recif, Rorze, Sankyo, SHI, Sinfonia, Tazmo, Telemark, TDK, ThermoFisher, Tsubakimoto, TTP Labtech, U.C.I. and Yaskawa, and any other company that competes with Brooks’ current product and service offerings.

(d)
Executive will notify the Company in writing in the event Executive takes up a position of any sort with any company or person whose activities or products are directly or indirectly competitive with activities or products of the Company.

5.The Executive will deliver to the Company all documents or materials of any nature belonging to it whether in original form or copies of any kind, including any trade secrets and proprietary information. The Executive will return all property belonging to the Company including, but not limited to, keys, access card, computer software, and any related equipment.

6.If the Executive violates Executive's obligations under this Agreement, the Company will have the right to pursue any and all remedies at law or in equity including injunctive relief and to obtain money damages and recover the value of any benefit which Executive received as a result of Executive's violation.

7.The Executive specifically releases, remises and forever discharges the Company from all claims of any nature which the Executive now has, ever had or will have arising from Executive's employment or the termination of Executive's employment with the Company, including any common law claims or statutory claims including, but not limited to:

(a)
claims under any state or federal discrimination, fair employment practices or other employment related statute, or regulation (as they may have been amended through the date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar state or local statute or ordinance.

(b)
claims under any other state or federal employment related statute, or regulation (as they may have been amended through the date of this Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar state or local statute or ordinance.

(c)
claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(d)	any other claim arising under state or federal law.

8.This paragraph is intended to comply with the Older Workers Benefit Protection Act of 1990 ("OWBPA") with regard to the Executive's waiver of rights under the Age Discrimination in Employment Act of 1967 ("ADEA"):

(a)	The Executive is specifically waiving rights and claims under ADEA;

(b)	The waiver of rights under ADEA does not extend to any rights or claims arising after the date this Agreement is signed by the Executive;

(c)	The Executive acknowledges receiving consideration for this waiver;

(d)	The Executive acknowledges that the Executive has been advised to consult with an attorney before signing this Agreement;

(e)
The Executive acknowledges that after receiving a copy of this Agreement, the Executive had the right to take up to 45 days to consider the Executive's decision to sign the Agreement; the parties agree that changes, whether material or immaterial do not restart the running of the 45 day period.

This Agreement does not become effective for a period of seven (7) days after the Executive signs it. The Executive has the right to revoke this Agreement during the seven (7) day period. Revocation must be made in writing, signed by the Executive and delivered to the Company during the seven (7) day period. If the Executive revokes this Agreement, the entire Agreement shall be null and void, and no severance benefits will be payable. The informational requirements of the ADEA are attached hereto as Exhibit 2.

9.This Agreement will be governed by Massachusetts law. The Executive consents to the jurisdiction of any court within Massachusetts.

10.In case it is determined by a court of competent jurisdiction that any provision herein contained is illegal or unenforceable, such determination shall not impair the remaining provisions of this Agreement.

11.It is expressly understood and acknowledged by the Executive that this Agreement provides the Executive with valuable consideration to which the Executive would not ordinarily be entitled.

12.This Agreement may not be amended except by a writing signed by the party against whom enforcement is sought.

13.This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

14.The Executive agrees that the terms and amount of this Agreement shall be confidential and agrees not to disclose them except to Executive's spouse, attorney, accountant, federal or state tax authorities or where disclosure is compelled pursuant to legal process, or to the extent necessary in connection with the enforcement of this Agreement.

15.The Executive agrees that the Executive will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, Executives, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

16.This Agreement will remain effective regardless of the sale of all or substantially all of the Stock or assets of the Company, and in the event of such a sale this Agreement will remain binding on the Company and on the acquiring entity or entities.

17.The Executive acknowledges that Executive has been afforded sufficient time to understand the terms and effects of this Agreement, and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

18.Section 409A Requirements. Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to the Executive under this Agreement:

(a)
For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (1) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (2) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (a) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (b) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Executive’s “separation from service” (as defined for purposes of Section 409A)) the “two‑years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

(b)
If the Executive is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company) as of the Executive’s separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first day of the seventh month following the Executive’s separation from service, or (2) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Executive’s separation from service.

(c)
If this Agreement fails to meet the requirements of Section 409A, the Company shall not have any liability for any tax, penalty or interest imposed on the Executive by Section 409A, and the Executive shall have no recourse against the Company for payment of any such tax, penalty or interest imposed by Section 409A.

IN WITNESS WHEREOF, the Executive and the Company's duly authorized representative have caused this Agreement to be executed under seal on the dates shown below, to become effective 7 days after the Executive signs as provided in Paragraph 8.

I, Thomas R. Leitzke, represent and agree that I have carefully read this Agreement; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any that I desire and that I am voluntarily signing by my own free act. This Agreement constitutes a voluntary and knowing waiver of rights under the laws and statutes referenced above.

Dated: September 25, 2013	/s/ Thomas R. Leitzke

Dated: September 25, 2013	BROOKS AUTOMATION, INC.

BY: /s/ William T. Montone
William T. Montone
Senior Vice President, Human Resources